EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 11, 2007, relating to the consolidated financial statements and financial statement schedule of Angelica Corporation and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Angelica Corporation for the year ended January 27, 2007.

/s/ Deloitte & Touche LLP
Deloitte and Touche LLP
St. Louis, MO
April 30, 2007